Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ARIAD PHARMACEUTICALS, INC.

It is hereby certified that:

FIRST:	The name of the corporation is ARIAD Pharmaceuticals, Inc. (the “Corporation”).

SECOND:	The Certificate of Incorporation of the Corporation was filed on April 12, 1991 under the name ARIAD Corporation. Thereafter the Certificate of Incorporation was amended by Certificates of Amendment filed on April 16, 1991, May 3, 1991, which changed the name of the Corporation to ARIAD Pharmaceuticals, Inc., January 15, 1992, April 8, 1994, October 7, 1994, Certificates of Designation filed on December 16, 1994, March 18, 1997, November 9, 1998, and June 19, 2000 and a Certificate of Amendment filed on June 25, 2004, Certificate of Merger was filed on September 12, 2008, a Certificate of Amendment was filed on January 20, 2010, and a Certificate of Ownership was filed on December 31, 2011. The Certificate of Incorporation, as amended, is hereby further amended by striking out the first paragraph of Section 4 in its entirety and by substituting in lieu thereof the following:

“4. Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 460,000,000 shares, consisting of 450,000,000 shares of common stock, $.001 par value per share (the “Common Stock”) and 10,000,000 shares of preferred stock, $.01 par value per share (the “Preferred Stock”).”

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, effective as of this 20th day of June 2013.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Harvey J. Berger, M.D.
Harvey J. Berger, M.D.
Chairman and Chief Executive Officer